ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated November 28, 2006 (the "Pooling and Servicing Agreement") by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, N.A., as master servicer, LaSalle Bank National Association as trustee and paying agent and LNR Partners, Inc. as special servicer (the "Special Servicer")

JPMCC 2006-CIBC17

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2006 (the “Reporting Period”) and the Special Servicer’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, INC.

By: /s/ Susan K Chapman
Susan K. Chapman
Vice President